                                                                    EXHIBIT 99.1


Dear Shareholder:

I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, for the nine months ended September 30, 2007. Net income increased to $4,237,374, or 35.2%, compared to $3,135,125 for the nine months ended September 30, 2006 and diluted earnings per share were $1.49 compared to $1.19 for the comparable period. Total assets increased to $597,668,667 up $22,172,653, or 3.9%, from December 31, 2006.

The significant increase in net income for the nine months ended September 30, 2007 was attributed to several factors. As mentioned in the shareholder report for the second quarter of 2007, the Bank settled on a sale of foreclosed real estate in early July 2007. The $1,272,161 in proceeds from the sale are reflected in non-interest income. The other factors accounting for the performance of net income were an increase in net interest income over the previous year and the containment of non-interest expense growth over the same period. Net interest income, before the provision for loan losses, increased by $1,241,879, or 9.4%, over the same period in 2006. This increase was achieved through higher yields on earning assets and control of funding cost from retail and wholesale sources. Noninterest expense increased by $232,636, or 2.5%, for the nine months ended September 30, 2007 over the same period in 2006. The increase in noninterest expense reflects the cost of temporary facilities for our Leonardtown retail center while the regional facility is under construction. The continued tight labor market conditions in Southern Maryland attributed to the increase in employee related costs which increased by 6.7% for the nine month period over the same period in 2006. The noninterest expense was partially offset with reductions in cost of data processing, advertising and professional costs.

Loan growth for the nine month period was $18,265,987, or 4.3%, and, while modest, reflects the continued weakness in lending throughout the region. Competition from out-of-market banks that have branch operations in our market is very robust. The Bank's reputation as the lead community bank has provided a competitive edge in the acquisition of new business relationships and should continue to help gain market share. The provision for loan loss increased during the nine month period ended September 30, 2007 by $370,153 over the same period in 2006 to reflect the increase and composition of the loan portfolio and the assessment of the impact on the national and local economic conditions affecting construction and development loans.

With the national focus on the impact of the subprime loan crisis, the residential loan market activity has been significantly curtailed over comparable periods. The Bank has never engaged in or knowingly purchased any loans or securities that may be defined as or contain subprime loans. The Bank's delinquency rates remain well below its peer community banks and management is carefully monitoring the market conditions as the national situation unfolds.

In conjunction with the overall slowing of the economy, the Bank is managing its deposit funding to pace the loan demand and to continue restructuring its funding sources. Total deposits increased by $38,969,588, or 9.3%, during the nine month period. The total deposit figure includes the reduction of $18,000,000 in brokered deposits with funds acquired through retail deposit growth. Non-interest bearing deposits increased by $2,945,679 or 6.7%. Wholesale funding declined by $20,047,295, or 19.5%, for the period ended September 30, 2007.

As mentioned in previous shareholder letters, the Bank is currently in the process of constructing two banking facilities. A de novo retail center for Southern Calvert County in Lusby, Maryland is scheduled to open in December of this year. It will be our tenth retail center. The larger regional facility under construction will house the established Leonardtown retail center and provide office space for the Bank's use. It is scheduled to open in the second quarter of 2008.

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Currently, the Company is conducting a Private Placement Offering in the community to generate capital for its ongoing business uses and to enable it to continue with its strategic plans for growth in the Southern Maryland market.

As we enter the final quarter of the year, the Company is well poised to pursue opportunities that may present themselves as the economic climate changes over the next year. With your continued support, we can serve our market through our strength as the leading community based financial services company.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board

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
                                                                                       (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------
                                                                         SEPTEMBER 30, 2007    DECEMBER 31, 2006
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                     $   5,410,952        $   3,157,595
Interest-bearing deposits with banks                                           22,575,979           14,260,560
Federal Funds sold                                                              4,210,158              772,351
Investment securities available for sale                                        9,187,177            9,301,676
Investment securities held to maturity                                         85,961,892           97,804,849
FHLB and Federal Reserve Stock                                                  5,130,000            6,100,400
Loans receivable, net                                                         440,745,786          422,479,799
Premises and equipment, net                                                     8,426,868            6,822,461
Foreclosed real estate                                                                 --              460,884
Accrued interest receivable                                                     3,146,116            2,837,413
Investment in bank owned life insurance                                        10,025,888            8,762,761
Other assets                                                                    2,847,851            2,735,265
                                                                            -------------        -------------
     TOTAL ASSETS                                                           $ 597,668,667        $ 575,496,014
                                                                            =============        =============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits                                                                    $ 456,982,990        $ 418,013,402
Short-term borrowings                                                           1,550,576            6,567,702
Long-term debt                                                                 81,015,767           96,045,936
Guaranteed preferred beneficial interest in junior Subordinated Debentures     12,000,000           12,000,000
Accrued expenses and other liabilities                                          5,242,651            5,139,637
                                                                            -------------        -------------
     TOTAL LIABILITIES                                                      $ 556,791,984        $ 537,766,677
                                                                            -------------        -------------

STOCKHOLDERS' EQUITY
Common Stock                                                                $      26,375        $      26,423
Surplus                                                                         9,844,763            9,499,946
Retained Earnings                                                              31,435,092           28,353,792
Accumulated Other Comprehensive Income                                           (102,894)             (53,822)
Unearned ESOP Shares                                                             (326,653)             (97,002)
                                                                            -------------        -------------
     TOTAL STOCKHOLDERS' EQUITY                                             $  40,876,683        $  37,729,337
                                                                            -------------        -------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 597,668,667        $ 575,496,014
                                                                            =============        =============

CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                                       (UNAUDITED)
                                                                              NINE MONTHS ENDED SEPTEMBER 30,
--------------------------------------------------------------------------------------------------------------
                                                                                  2007                 2006
--------------------------------------------------------------------------------------------------------------
Interest Income                                                             $  29,203,917        $  26,314,671
Interest Expense                                                               15,038,183           13,363,816
                                                                            -------------        -------------
  Net Interest Income                                                       $  14,165,734        $  12,950,855
Loan Loss Provision                                                               659,288              289,135
                                                                            -------------        -------------
  Net Interest Income After Loan Loss Provision                             $  13,506,446        $  12,661,720
Non-Interest Income                                                             2,864,188            1,502,782
Non-Interest Expense                                                            9,632,470            9,399,834
                                                                            -------------        -------------
  Income Before Income Tax Expense                                          $   6,738,164        $   4,764,668
Income Tax Expense                                                              2,500,790            1,629,543
                                                                            -------------        -------------
  Net Income                                                                $   4,237,374        $   3,135,125
                                                                            =============        =============

STOCK ACTIVITY
-------------------------------------------------------
                                     Nine Months Ended
                                   --------------------
                                       September 30,
                                      2007      2006
                                   --------------------
EARNINGS PER SHARE:
Basic                                 $ 1.60    $ 1.19
Diluted                               $ 1.49    $ 1.11

WEIGHTED-AVERAGE COMMON AND
COMMON EQUIVALENT
SHARES OUTSTANDING:
Basic                              2,643,597 2,640,477
Diluted                            2,836,440 2,819,123

Total Shares Outstanding
September 30, 2007                           2,637,465

Book Value per Share at
September 30, 2007                             $ 15.50

STOCK TRADE TRANSACTION INFORMATION
January 1, 2007 through September 30, 2007

Total Shares Traded                             47,442

Share Price                Average     High      Low
                        $ 26.15      $ 60.00   $ 24.00


*Share and per share data have adjusted to reflect the three for two common stock split effected on November 30, 2006 as if it had occurred on January 1, 2006.

Transfer Agent:
   BNY Mellon Shareowner Services
   Stock Transfer Department
   P.O. Box 11283
   New York, NY 10286-1283
   1-877-889-1982
   www.bnymellon.com/shareowner/isd
   --------------------------------

Stock Transactions and Inquiries:
   Ms. Christy Lombardi
   Shareholder Relations
   Community Bank of Tri-County
   P. O. Box 38
   Waldorf, Maryland  20604
   (240)-427-1037
   (301) 885-1437 Fax
   (888) 745-2265 Toll Free
   clombardi@cbtc.com
   ------------------